UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 11, 2009

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CELADON GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23192	13-3361050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9503 East 33rd Street One Celadon Drive, Indianapolis, IN	46235
(Address of principal executive offices)	(Zip Code)

(317) 972-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On Tuesday, August 11, 2009, Celadon Group, Inc., a Delaware corporation (the "Company"), entered into an amendment and restatement (the "Restatement") with Bank of America, N.A., Fifth Third Bank (Central Indiana), and JPMorgan Chase Bank, N.A., of that certain Credit Agreement dated September 26, 2005, by and among the Company, Celadon Trucking Services, Inc., TruckersB2B, Inc., Celadon Logistics Services, Inc., LaSalle Bank National Association, as administrative agent, and LaSalle Bank National Association, Fifth Third Bank (Central Indiana), and JPMorgan Chase Bank, N.A., as lenders, as amended and restated (the "Credit Agreement").

The Restatement, among other things, reduced the maximum available borrowing limit under the Credit Agreement from a $70 million unsecured line to a $40 million secured line and adjusted financial covenants as follows: Minimum Fixed Charge ratio to a minimum of .90, Maximum Lease-Adjusted Total Debt to EBITDAR ratio up to 3.25 to 1, Minimum Tangible Net Worth to $100 million, and the Minimum Asset Coverage ratio was eliminated.

The amendments to the financial covenants covered the period ended June 30, 2009.  The Company was in compliance with these financial covenants at such date.

The obligations of the borrowers under the Credit Agreement continue to be guaranteed by Celadon E-Commerce, Inc., Celadon Canada, Inc., and Servicio de Transportation Jaguar, S.A. de C.V., each of which is a subsidiary of the Company.

The foregoing summary of the terms and conditions of the Restatement does not purport to be complete and is qualified in its entirety by reference to the full text of the Restatement, which will be filed with the Company's Form 10-Q for the quarter ending September 30, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELADON GROUP, INC.

Date: August 14, 2009	By:	/s/ Paul Will
Paul Will
Vice Chairman, Executive Vice President, CFO, Assistant Secretary, and Treasurer